Exhibit 10.7

November 22, 2011

Christoph Lengauer, Ph.D., MBA

Re:  Revised Offer of Employment

Dear Christoph:

Blueprint Medicines Corporation (the “Company”) is pleased to confirm its offer to employ you as Chief Scientific Officer (CSO). As CSO you will be reporting to the Chief Executive Officer (CEO), Chris Varma.  (As you know, in the future a permanent CEO will be hired by the Company and you will be an active participant in this process.)

Your effective date of hire as a regular, full-time employee (the “Start Date”) will be January 2, 2012

In the role of CSO, you will:

•            Formulate the Company’s scientific strategy, in the context of the Company’s overall business plan, and drive the strategic direction of Blueprint Medicines’ research platform, projects, and programs in collaboration with the senior management team.

•            Identify new targets, programs, and technologies — and assess their potential to complement Blueprint Medicines’ assets and enhance the company’s pathway to success.

•            Represent Blueprint Medicines internally and externally in scientific, financial and business communities.

•            Establish and maintain collaborations with academia as well as industry partners.  Actively assist in seeking project and/or technology alliances with appropriate partners to enhance/expedite the development of the company’s assets.

•            Effectively identify, recruit and develop a world class scientific team, ensuring a culture that is capable of retaining and optimizing the best talent.

•            Lead the Company’s scientific team as well as the Scientific Advisory Board.

Your compensation for this position will be at the rate of $360,000 year, payable semi-monthly in accordance with the Company’s normal pay schedule.  All payments are subject to legally required tax withholdings.  You will be eligible to participate each year in any annual bonus plan adopted by the Company, and the Company shall adopt and implement such a plan, if reasonable in light of financial, business and other circumstances and factors — at the discretion of the Board of Directors. Until then and for 2012, your target performance bonus will be 25% of your annual compensation, based upon achievement of both corporate and individual goals, as agreed to between you and the CEO.

Additionally, you will receive a one-time sign on bonus of $50,000 which reflects your 12 month commitment to the Company.  Should you decide to leave Blueprint Medicines within the first year of your employment, you will be expected to repay the bonus according to the Company’s policy. All payments are subject to legally required tax withholdings.

Blueprint Medicines acknowledges that you currently maintain a residence in France.  The Company will provide you with a one-time Relocation Assistance Payment in the form of a one-time payment of $10,000 which will be paid to you so that you are able to move your personal belongings from France to Massachusetts.   This payment will be subject to customary deductions and withholdings as required by law.   Should you voluntarily leave the Company, other than for death or disability, within 12 months of receiving this Payment, you will be obligated to return the gross amount of the payment to the company within 30 Days of your departure date.

Subject to the approval of the Board of Directors of the Company (the “Board”), in connection with the commencement of your employment, the Board will grant you an option to purchase 750,000 shares of the Company’s common stock (the “Option”).  The Option will be granted following the commencement of your employment.  The exercise price of the Option will be at least equal to the fair market value of the Company’s common stock on the date of grant, and the Board of Directors may elect to seek a third party valuation of such fair market value, which could delay the date that the Option is granted.  The Option will be subject to the terms and conditions of the Company’s then-current stock option plan and form of stock option agreement.  These options will vest as follows: one quarter of the shares will vest on the first anniversary of the Start Date, and following that, 1/48th of the shares will vest on a monthly basis, in arrears. Vesting is contingent on your continued full-time employment with the Company.

You will be eligible to participate in the Company’s Medical and Dental Insurance Programs as well as the Life, AD&D, Short and Long Term Disability Plans.  The company pays for 80% of the premium cost and 100% of the deductible for the medical plan, 100% of the cost of Life and AD&D insurance as well as Short and Long Term Disability plans. You will accrue 15 paid vacation days each year for the first 5 years of service and receive 12 paid holidays annually in accordance with the company holiday schedule.

It is understood that you are an “at-will” employee.  You are not being offered employment for a definite period of time, and either you or the Company may terminate the employment relationship at any time and for any reason, with or without cause or prior notice and without additional compensation to you.

The Company may terminate your employment at any time upon written notice to you.  In the event that the Company terminates your employment for any reason (other than Cause (as defined below)), then, subject to the condition precedent of your execution and delivery of a standard form general release of the Company to be delivered to you at the time of your termination, you will be entitled to a severance payment in an aggregate amount equal to twelve months of your then base salary as of the date of termination, such amount to be paid in equal installments over a twelve (12) month period after the date of your termination in accordance with the Company’s usual payroll practices and periods, subject to applicable taxes and withholding.

For purposes of this letter agreement, “Cause” means (i) your material breach of this letter agreement or any other agreement between the Company and you (including the NDA and Non-Competition Agreement (as defined below), (ii) your material failure to adhere to any policy of the Company generally applicable to employees of the Company, (iii) your appropriation (or attempted appropriation) of a business opportunity of the Company, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of the Company, (iv) your misappropriation (or attempted misappropriation) of any of the Company’s funds or property, (v) your conviction of, or the entering of a guilty plea or plea of no contest with respect to, a felony, the equivalent thereof, or of a lesser crime having as its predicate element fraud, dishonesty or misappropriation, (vi) your willful misconduct or your continued and willful failure or refusal to perform any material duties reasonably requested by the executive of the Company to whom you report, the Chief Executive Officer of the Company or the board of directors, (vii) your engaging in bad faith or gross negligence in the performance of your duties for the Company, (viii) other behavior that is materially injurious to the Company (whether from a monetary perspective or otherwise), and (ix) your intentional commission of an act constituting fraud, embezzlement, breach of any fiduciary duty owed to the Company or its stockholders or other material dishonesty with respect to the Company, in each case as determined in good faith by the board of directors of the Company; provided, however, that in the case of conduct described in clauses (i) and (ii) hereof, such conduct shall not constitute “Cause” unless (a) the Company shall have given you written notice setting forth with specificity (i) the conduct deemed to constitute “Cause,” (ii) reasonable action that would remedy the objectionable conduct, and (iii) a reasonable time (not less than ten (10) business days) within which you may taken such remedial action, and (b) you shall not have taken such specified remedial action within such specified reasonable time.

Your normal place of work will be Cambridge, MA.  Enclosed for your review is a “Non-Solicitation, Non-Competition, Confidentiality and Assignment Agreement” (the “Agreement”).

This offer of employment is conditioned on your willingness to sign and abide by the terms of the Agreement.  You will be expected to sign the Agreement before your designated start date with the Company.

In making this offer, the Company understands, and in accepting it you represent that you are not under any obligation to any former employer or any person or entity which would prevent, limit, or impair in any way the performance by you of your duties as an employee of the Company.

The Immigration Reform and Control Act requires employers to verify the employment eligibility and identity of new employees.  You will be required to complete a Form I-9 which will be provided to you before the Start Date.  Please bring the appropriate documents listed on that form with you when you report for work.  We will not be able to employ you if you fail to comply with this requirement.

This letter agreement and the Agreement referenced above constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company.  This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company, although your job duties, title, reporting relationship, compensation and benefits may change from time to time, at the Company’s option.

Please indicate your acceptance of this offer by signing and returning the enclosed copy of this letter no later than 9pm ET on Tuesday, November 22, 2011.

You may sign, scan, and email the letter to Susan O’Connor at Blueprint Medicines, Human Resources, soconnor@blueprintmedicines.com.

We look forward to your joining the Company and are pleased that you will be working with us.

Very truly yours,

/s/ Chris Varma
Chris Varma
President & Chief Executive Officer
Blueprint Medicines Corporation

Accepted and Agreed:

/s/ Christoph Lengauer .
Christoph Lengauer, Ph.D., MBA

November 22, 2011 .
Date